EXHIBIT 99.1

Jos. A. Bank Willing to Consider Raising Proposed Acquisition Price for Men's Wearhouse

Increase Contingent Upon Results of Limited Due Diligence

If Men's Wearhouse Board Continues Its Refusal to Engage in Good Faith Discussions With Jos. A. Bank, the Proposal Terminates on November 14th

HAMPSTEAD, Md., Oct. 31, 2013 (GLOBE NEWSWIRE) -- Jos. A. Bank Clothiers, Inc. (Nasdaq:JOSB) today sent the following letter to the Chief Executive Officer of The Men's Wearhouse, Inc. (NYSE:MW). It states that Jos. A. Bank is willing to consider raising the acquisition price it proposed to Men's Wearhouse on September 18, 2013 of $48 per share, or a 42% premium to the closing price of Men's Wearhouse common stock on the day prior, if Jos. A. Bank is given the opportunity to conduct limited due diligence in order to determine that such an increase would be justified. Jos. A. Bank notes that it believes its September 18th proposal represents superior, immediate value for the shareholders of Men's Wearhouse when compared to the uncertain discounted present value of the long-term plan issued by Men's Wearhouse earlier this week.

The letter finally states that, to date, despite the proposed premium and the strong, positive reaction to it in the market, the Board of Directors of Men's Wearhouse has refused to discuss the proposal with Jos. A. Bank. If the Men's Wearhouse Board continues this stance and has not engaged in good faith discussions with Jos. A. Bank by Thursday, November 14, 2013, Jos. A. Bank will terminate its proposal. Full text of the letter can be found below.

October 31, 2013

Mr. Douglas S. Ewert,
Chief Executive Officer
The Men's Wearhouse, Inc.
6100 Stevenson Boulevard
Freemont, California 94538

Dear Doug:

On September 18, 2013, Jos. A. Bank made a confidential, non-binding proposal to acquire all of the outstanding shares of Men's Wearhouse for $48 per share in cash, representing a premium-to-market of over 40% based on the closing price of Men's Wearhouse's shares the day before we made our proposal. On October 9, 2013, following an unfortunate news leak (which did not originate from us) describing our proposal, we were forced to make our offer public. Your board rejected our proposal saying that it significantly undervalued Men's Wearhouse and since then has made no effort to engage in any discussions with us on behalf of your shareholders. This letter is to inform you that Jos. A. Bank is willing to consider raising our proposed acquisition price if we are given the opportunity to conduct limited due diligence in order to determine that such an increase would be justified.

Our evaluation of Men's Wearhouse was necessarily based solely on publicly available information. We believe that if we were provided with access to a limited amount of non-public information we could promptly determine whether we could increase our proposed acquisition price. We are, of course, prepared to execute a mutually acceptable non-disclosure agreement to provide Men's Wearhouse with the assurance that any information provided will be kept confidential.

Several days ago, you published an investor update comparing our proposed transaction against your financial and operating plans for Men's Wearhouse as an independent public company. You went to great lengths to disparage Jos. A. Bank, pointing out the relative size of the companies (yes, we are smaller), suggesting our proposal was opportunistic (yes, we agree it is a great opportunity), and suggesting that our financing is not credible (we can't imagine how it could be more credible at this stage of the process given the quality of our partners). We believe that your shareholders would be best served by your providing us with a limited amount of non-public information so that we can advise you whether we can improve our price. You can then responsibly compare your standalone prospects with the value of our revised proposal. Before you foreclose our offer from your investors, we would hope and expect that you would evaluate in an informed manner the alternatives to create shareholder value. While we believe strongly that our $48 per share cash proposal represents superior, immediate value for the shareholders of Men's Wearhouse when compared to the uncertain discounted present value of your long-term plan, we are nevertheless prepared to consider a price increase.

The increase in the value of Men's Wearhouse shares since our proposal became public makes it obvious that the shareholders of Men's Wearhouse strongly support our transaction. In fact, the market believes that this combination creates over $900 million of value (based on the proposed price for Men's Wearhouse shares and yesterday's closing price for Jos. A. Bank shares compared to the closing price of both stocks on the date prior to our proposal). Despite the market premium generated by our proposal, your board has refused to discuss the proposal with us. Under the circumstances, there is no reason for this process to drag on. If your board has not engaged in good faith discussions with us by November 14, 2013, we will terminate our proposal in order to consider other strategic alternatives which we have been investigating.

I hope you will agree to engage with us in a thoughtful and responsible dialog.

Sincerely,

Robert N. Wildrick,
Chairman of the Board
Jos. A. Bank Clothiers, Inc.

This letter and our proposal constitute a preliminary, non-binding indication of interest to acquire the outstanding shares of Men's Wearhouse, and our proposal is being submitted based on the understanding that it is not an offer that is capable of being accepted and that there will be no binding agreement between us or any commitment or obligation on either party with respect to the proposal or a possible transaction unless and until a definitive agreement is executed by Men's Wearhouse and Jos. A. Bank. We reserve the right to discontinue discussions regarding, and withdraw, our proposal at any time. Our proposal is subject to a number of conditions, including, among other things, our satisfaction with the results of due diligence in our sole discretion, the negotiation and execution of a mutually satisfactory definitive agreement, the negotiation and execution of satisfactory definitive equity and debt financing agreements and the approval of a transaction by our Board of Directors.

About Jos. A. Bank

Jos. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading designers, manufacturers and retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 628 stores in 44 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the NASDAQ Global Select Market under the symbol "JOSB."

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements and information about our current and future prospects and our operations and financial results, which are based on currently available information. The forward looking statements include assumptions about our operations, such as cost controls, market conditions, liquidity and financial condition. These statements also include assumptions about our proposed acquisition of The Men's Wearhouse, Inc. ("Men's Wearhouse") through a merger (including its benefits, results, effects and timing) that may not be realized. Risks and uncertainties that may affect our business or future financial results include, among others, risks associated with the economy, weather, public health and other factors affecting consumer spending (including negative changes to consumer confidence and other recessionary pressures), higher energy and security costs, the successful implementation of our growth strategy (including our ability to finance our expansion plans), the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials (such as wool and cotton), seasonality, merchandise trends and changing consumer preferences, the effectiveness of our marketing programs (including compliance with relevant legal requirements), the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from our global supplier base, legal and regulatory matters and other competitive factors. Risks and uncertainties related to the proposed transaction include, among others: the risk that Men's Wearhouse's stockholders do not approve the transaction; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; uncertainties as to the timing of the transaction; competitive responses to the proposed transaction; the risk that regulatory or other approvals required for the transaction are not obtained or are obtained subject to conditions that are not anticipated; the risk that the other conditions to the closing of the transaction, which include, among others, negotiation and execution of a mutually satisfactory merger agreement, approval by each company's board of directors, and negotiating and entering into satisfactory definitive equity and debt financing agreements, are not satisfied; costs and difficulties related to the integration of Men's Wearhouse's businesses and operations with Jos. A. Bank's business and operations; the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction; unexpected costs, charges or expenses resulting from the transaction; litigation relating to the transaction; the inability to retain key personnel; and any changes in general economic and/or industry specific conditions. Additional factors that could cause future results or events to differ from those we expect are those risks discussed under Item 1A, "Risk Factors," in Jos. A. Bank's Annual Report on Form 10-K for the fiscal year ended February 2, 2013, Jos. A. Bank's Quarterly Report on Form 10-Q for the quarter ended May 4, 2013, Jos. A. Bank's Quarterly Report on Form 10-Q for the quarter ended August 3, 2013, Men's Wearhouse's Annual Report on Form 10-K for the fiscal year ended February 2, 2013, Men's Wearhouse's Quarterly Report on Form 10-Q for the quarter ended August 3, 2013, and other reports filed by Jos. A. Bank and Men's Wearhouse with the Securities and Exchange Commission (SEC). Please read the "Risk Factors" and other cautionary statements contained in these filings. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise. As a result of these risks and others, actual results could vary significantly from those anticipated in this press release, and our financial condition and results of operations could be materially adversely affected.

Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote, proxy or approval. No tender offer for the shares of Men's Wearhouse has been made at this time.

CONTACT: For Jos. A. Bank - Media:
         Thomas Davies/Molly Morse
         Kekst and Company
         212-521-4873/212-521-4826
         thomas-davies@kekst.com
         molly-morse@kekst.com

         For Jos. A. Bank - Investment Community:
         David E. Ullman
         EVP/CFO
         410-239-5715

         For Golden Gate Capital (which, as previously announced,
         plans to provide $250 million new equity capital to Jos. A.
         Bank in support of the acquisition of Men's Wearhouse):
         Denise DesChenes/Nathaniel Garnick
         Sard Verbinnen & Co.
         212-687-8080
         Jenny Gore
         415-618-8750